Exhibit 10.1

TERMINATION AGREEMENT

TERMINATION AGREEMENT (this “Termination Agreement”), dated as of May 30, 2008 by and between Tekni-Plex, Inc., a Delaware corporation (the “Employer”), having its principal offices at 201 Industrial Parkway, Somerville, NJ 08876, and F. Patrick Smith, an individual (the “Executive”), residing at 8601 Riviera Court, Tour 18, Flower Mound, TX 75022.

W I T N E S S E T H:

WHEREAS, the Employer and the Executive are party to the Second Amended and Restated Employment agreement dated May 13, 2005 (as extended, amended, or supplemented prior to the date hereof, the “Employment Agreement”);

WHEREAS, the Employer entered into a Restructuring Agreement dated as of April 11, 2008 among the Employer, its domestic subsidiaries and the other parties signatory thereto (the “Restructuring Agreement”);

WHEREAS, pursuant to the terms of the Restructuring Agreement, the Employment Agreement shall hereby be terminated in accordance with the terms set forth herein;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Termination Agreement and in certain other agreements effectuating the Restructuring (as defined in the Restructuring Agreement), the Employer and the Executive, intending to be legally bound, hereby agree as follows:

ARTICLE 1
Termination of Employment Agreement

Section 1.01.  Termination of Employment Agreement.  In accordance with Section 15 of the Employment Agreement, upon the terms and subject to the conditions contained herein, the Employer and the Executive hereby agree that this Termination Agreement terminates the Employment Agreement in its entirety (including, without limitation, Section 10 thereof, except as expressly provided herein) effective as of the date hereof and the Employment Agreement will be of no further force or effect.

Section 1.02.  Non-Solicitation of Employees; Confidentiality.  The Executive hereby agrees that for a period of one year following the date hereof (or to such lesser extent and for such lesser period as may be deemed enforceable by a court of competent jurisdiction, it being the intention of the parties that this provision shall be so enforced), the Executive shall not directly or indirectly induce or attempt to influence any employee of the Employer to terminate his or her employment with the Employer.  In addition, the Executive agrees that the Executive shall not (a) at any time directly or indirectly disclose to any person, firm or corporation any trade, technical or technological secrets or (b) for a period of one year following the date hereof disclose any details of organization or business affairs, or any names of past, present or future (“future” as used herein, shall mean at or prior to the time of termination of employment) customers of the Employer.  For purposes of this Section 1.02, the term “Employer” shall be deemed to include Employer and all of its subsidiary corporations.

ARTICLE 2
Accrued Benefits and Expenses

Section 2.01.  Payment of Accrued Benefits and Expenses.  In connection with the termination of the Employment Agreement, the Employer agrees to pay or reimburse Executive for ordinary course benefits and business expenses (excluding golf membership or any other extraordinary expense) that are accrued or incurred by the Executive during the course of his employment with the Employer through and including the date hereof in accordance with the Employer’s regular policies.  No later than the effective date of this Agreement, Executive shall deliver to the Employer and to Paul, Weiss, Rifkind, Wharton & Garrison LLP, as counsel to certain holders of the Employer’s 12.75% Senior Subordinated Notes due 2010, a list (including approximate amounts) of all such benefits and expenses that have not been paid or reimbursed as of such date for which Executive intends to seek payment or reimbursement from the Employer pursuant to the immediately foregoing sentence.

Section 2.02.  No Further Employer Obligation.  The Employer and the Executive hereby agree that other than as provided pursuant to the foregoing Section 2.01, the Employer has no other obligations to the Executive with respect to the Executive’s employment with the Employer through and including the date hereof, including but not limited to any earned but previously deferred salary.

ARTICLE 3
Release

Section 3.01   Release of Claims.  The Employer and the Executive each hereby release and waive any claims (including without limitation any claims for any payments or benefits) and causes of action that it and he (as applicable) have or may have under the Employment Agreement, except for any claims and causes of action as may arise under the terms of this Termination Agreement.

ARTICLE 4
Miscellaneous

Section 4.01.  Notices.  All notices, requests and other communications to the Employer or to the Executive shall be in writing (including facsimile or similar writing) and shall be given,

if to the Employer, to:

Tekni-Plex, Inc.
201 Industrial Parkway
Somerville, NJ 08876
Attention: Michael W. Zelenty
Facsimile No.: (908) 595-0806
Email: michael.zelenty@tekni-plex.com

with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York  10017
Attention: Marshall S. Huebner
Facsimile No.: (212) 450-3800
Email: mhuebner@dpw.com

if to the Executive, to:

Dr. F. Patrick Smith
8601 Riviera Court, Tour 18,
Flower Mound, TX 75022
Facsimile:  (817)490-1145
Email:  fpatsmith@aol.com

and with a copy to:

Carrington, Coleman, Sloman & Blumenthal, L.L.P.
901 Main Street
Suite 5500
Dallas, Texas 75202
Attention:  Peter Tierney
Facsimile:  (214)855-1333
Email:  ptierney@ccsb.com

Section 4.02.  Headings.  Headings are for ease of reference only and shall not form a part of this Termination Agreement.

Section 4.03.  Entire Agreement.  This Termination Agreement contains the entire agreement between the parties hereto concerning the respective obligations of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

Section 4.04.  Governing Law.  This Termination Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

Section 4.05.  Jurisdiction.  The parties hereto (i) submit for themselves, and any legal action or proceeding relating to this Termination Agreement or for recognition and enforcement of any judgment in respect hereof, to the exclusive jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and the appellate courts therefor, (ii) consent that any action or proceeding shall be brought in such courts, and waive any objection that each may now or hereafter have to the venue of any such action or proceeding in any such court, (iii) agree that service of process of any such action or proceeding may be effected by certified mail (or any substantially similar form of mail), postage prepaid, to the appropriate party at its address as set forth herein, and service made shall be deemed to be completed upon the earlier of actual receipt or five days after the same shall have been posted as aforesaid and (iv) agree that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

Section 4.06.  Counterparts.  This Termination Agreement may be signed in counterparts, each of which shall be deemed an original.

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IN WITNESS WHEREOF, the parties hereto have caused this Termination Agreement to be executed as of the date first written above written.

TEKNI-PLEX, INC.

By:	/s/ James E. Condon
	Name:	James E. Condon
	Title:	Vice President and Chief Financial Officer

EXECUTIVE

By:	/s/ F. Patrick Smith
F. Patrick Smith